EXHIBIT 10.2

IsoTis	IsoTis OrthoBiologics, Inc.
OrthoBiologicsTM		2 Goodyear
Irvine, CA 92618
USA
	Tel	(949) 595.8710
	Fax	(949) 595.8711
	www	isotis.com

November 24, 2004

Robert J. Morocco
4103 E. Molly Lane
Cave Creek, AZ 85331

Dear Rob:

We are pleased to offer you a position with IsoTis OrthoBiologics, based in Irvine, California, subject to a final reference check by Korn Ferry.

Your title will be Chief Financial Officer, reporting to the CEO.  You will be part of the IsoTis group Management Team.  Your employment will begin on January 27, 2005.

As you know, this organization brings a variety of opportunities and challenges that are expected to pay off significantly for everyone with a positive, entrepreneurial attitude who achieves outstanding results.  Our future success depends on the achievement of outstanding individual, division, and corporate results and we feel your contribution will be mutually rewarding.

This letter describes the elements of your employment and compensation, which will be further and definitely defined in an employment agreement to be finalized and signed by both parties before the end of March 2005.

COMPENSATION

IsoTis offers a five part compensation plan which consists of salary, commission, and stock options.  The following is your plan:

1. Compensation Level #1: $200,000 Annual Base Salary for 2005.

2. Compensation Level #2: 2005 Commission Structure – Bonus potential of 30% based on achievement of 100% of Corporate and Personal Objectives to be defined by the Management Team and Board in determining the 2005 budget before year end.

3. Compensation Level #3: 150,000 stock options to be granted on January 1, 2005.  Strike price for all options will be set as the 5 days average Closing price of the Company’s stock on the SWX stock exchange preceding the date of acceptance of this offer.  All options granted will vest over 4 years and will be subject to the terms and conditions of the Company’s Stock Option Plan, to be provided under separate cover.

4. Compensation Level #4: You will be eligible to receive a monthly car allowance of $500.00

Going forward, and subject to approval by the Board Compensation Committee, we will look at proposals for elective (partial) pay out of bonus for executives (like yourself) in stock or options.  You will participate in annual option grant rounds, if any, for executives of the company, which is at the discretion of the Board.  This will allow you to build up a position in the company’s stock which is comparable to officers in similar functions in the industry.

In addition to the above, you and your dependants will be eligible for executive benefits, which the company generally makes available to its executives.  The Company shall provide at the Company’s expense (i) life insurance (ii) long-term disability, (iii) medical, dental, and vision care insurance for you, your spouse and children.  All benefits provided will be in accordance with the North American Division Employee Handbook. IsoTis shall waive the 90 waiting period for your medical and dental benefits; as such these benefits will be effective November 1, 2004.  Please see the attached Team Member Benefits Program Summary for a brief description of each of the benefit plans outlined above.

IsoTis OrthoBiologics, Inc is an at-will employer.  In your particular case however, as a member of the Management Team of the Company, we will stipulate in the employment agreement that, after a 90 day waiting period, a reciprocal notice period of 3 months will apply.

It is your intention to relocate to Orange County in the second quarter of 2006, and to commute until such time by flying in on Sunday evenings and flying out on Friday evenings.  In lieu of the company paying for a house hunting trip, the movement of your household goods and the transportation of you and your family from your current home in Arizona to Southern California, and closing costs on selling and buying homes, you elected to receive a “living allowance”.  Through this living allowance, the company will compensate you for weekly commuting.  The allowance will amount to $2000 per month (before taxes) and will end by June 2006.

You will be required to provide proof of your identity and authorization to work in the United States as required by federal immigration laws, if applicable.

You will be required to sign a Confidentiality Agreement, as well as the necessary tax and benefit enrolment forms.

As I have discussed with all Team Members, IsoTis policy is that it expects Team Members, both during their employment with IsoTis as well as thereafter, to maintain the confidentiality of IsoTis proprietary information.  Similarly, and for the same reasons, IsoTis expects Team Members to not disclose the proprietary information of their former employers.

This letter sets forth the entire agreement between you and IsoTis, until we will sign the final employment agreement.  Once signed by you, it will become a legally binding contract, and will supersede all prior discussions, promises, and negotiations.

Rob, we appreciate the opportunity to have people like you as part of our Management Team and we look forward to an outstanding future of mutual growth and success.

To confirm that you agree to the terms stated in this letter, please sign and date the enclosed copy of this letter and return it to me no later than November 30, 2004.

I welcome you to IsoTis, and I wish you success in your employment.

Yours Sincerely,

/s/ PIETER WOLTERS

Pieter Wolters
CEO
IsoTis OrthoBiologics

I agree to the terms stated in this letter.

Rob Morocco	Date